Exhibit 99.1

International Headquarters
5221 North O’Connor Blvd.
Suite 500
Irving, Texas 75039	News Release
Phone: 972.869.3400
Fax: 972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Declares Second Quarter 2007 Cash Dividend

Irving, Texas, May 30, 2007 Thomas Group, Inc. (NasdaqGM: TGIS) today announced that on May 30, 2007, its Board of Directors declared a quarterly cash dividend of $0.10 per common share payable on July 13, 2007 to shareholders of record as of June 29, 2007.

“The announcement of our seventh consecutive quarterly dividend, is evidence that management and our Board of Directors believe in the future of our operations and in the importance of our shareholders,” said Jim Taylor, CEO.

The annual cash dividend policy and the payment of future cash dividends under the policy are subject to the continuing determination by the board of directors that the policy remains in the best interests of Thomas Group’s shareholders and compliance with laws applicable to the declaration and payment of cash dividends.

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Thomas Group, Inc. (NasdaqGM: TGIS) is an international, publicly traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known as The Results Company(SM), Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas, Detroit, and Hong Kong. For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006.  Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements.

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